EXHIBIT 99.1


              TRITON'S CEIBA-3 WELL ENCOUNTERS SECOND OIL RESERVOIR



DALLAS, TEXAS - June 13, 2000 - Triton Energy Limited (NYSE: OIL) reports the Ceiba-3 development well offshore Equatorial Guinea has confirmed the primary reservoir found in the Ceiba-1 and Ceiba-2 wells and encountered a deeper, similar-quality oil reservoir. Ceiba-3 penetrated 256 feet of net oil-bearing pay based on the analysis of drilling, coring, wireline logging and samples. The new additional reservoir has an oil-water contact about 60 feet deeper than the oil-water contact found in the first two wells drilled in the Ceiba Field.

"The Ceiba-3 well is the third well that has encountered thick, high-quality pay sands in the Ceiba Field," said James C. Musselman, Triton President and Chief Executive Officer. "Ceiba-3 confirms the potential of the Ceiba Field and is the first test of the reservoir images mapped from our 3D seismic data."

The Ceiba-3 well has validated lateral reservoir continuity and connectivity in the oil reservoir tested in the Ceiba-1 discovery well and confirmed in Ceiba-2. The extent of the new, deeper reservoir, not seen in Ceiba-1 or Ceiba-2, will be determined by future drilling.

Located 22 miles off the continental coast of Equatorial Guinea on Block G, the Ceiba-3 well was drilled to a total depth of 9,695 feet in 2,165 feet of water. The well is approximately one mile northeast and 282 feet downdip of the Ceiba-1 discovery well, announced in October 1999, and confirms the extension of the Ceiba Field to the north. The Ceiba-2 appraisal well, announced in November
1999,  confirmed  the  oil-water  contact  found  in  Ceiba-1.

The  development  plan  calls  for  Ceiba-3  to  be  completed  this  summer.

Other current activity in the Ceiba Field includes the drilling of the Ceiba-4 well, spudded May 31 by the Sedco 700 semisubmersible rig approximately one mile southwest of Ceiba-2. Following the drilling of Ceiba-4, the well will be completed by the Sedco 700, after which the rig will complete the Ceiba-1, -2 and -3 wells, readying them for hookup to the field's early production system so that first oil can be achieved by year-end 2000.

Ceiba-1, -2, -3 and -4 will be produced into a floating production storage and offloading system that will have an initial process capacity of 60,000 barrels of oil per day.

Following the drilling of Ceiba-3, Global Marine's R. F. Bauer drillship is moving 1.75 miles to the northwest of Ceiba-3, where it will spud the Ceiba-5 delineation well.

Triton is analyzing the 4,200 square kilometers of seismic data acquired over Block G, as well as adjacent Block F. The data will aid the Company to define the extent of the field, as well as test other exploration prospects. Current plans call for two exploration wells to be drilled this year. Timing and locations of the wells have yet to be determined.

Triton has an 85% working interest in and is the operator of Blocks F and G, which encompass an area of approximately 1.3 million acres. The blocks are located in the Rio Muni Basin off the continental coast of Equatorial Guinea, 150 miles south of the country's capital, Malabo, and off the shore of the city of Bata. Triton's partner in the blocks is Energy Africa Ltd. of South Africa, which has the remaining 15% working interest.

Triton Energy Limited is a Dallas-based international oil and gas exploration and production company with major oil and gas assets in Latin America, Southeast Asia and West Africa. More information about Triton can be found at the Company's web site, www.tritonenergy.com.
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SAFE  HARBOR  STATEMENT:  Certain  statements  in  this news release, other than historical information, may be regarded as "forward-looking statements" within the meaning of the U.S. Securities Litigation Reform Act. They are subject to various risks and uncertainties, such as the timely completion, costs and result of exploration, appraisal and development activities, the results of seismic, wireline logging and other testing methods, and estimates of underground accumulations of oil and gas. These are discussed in detail in the Company's Securities and Exchange Commission filings, including the report on Form 10-Q for the quarter ended March 31, 2000. Actual results may vary materially.

Investor  Contact:  Crystal  C.  Bell,  Director  Investor Relations and
                    Corporate  Communications
                    Triton  Energy
                    (214)  691-5200

Media  Contact:     Mark  Semer
                    Kekst  and  Company
                    (212)  521-4802